Exhibit 99.1

News Release

Wednesday, February 23, 2011

Gannett Announces Two Board Retirements

Gannett Board Elects New Director

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) announced today that Donna E. Shalala and Karen Hastie Williams plan to retire from the company’s Board of Directors this year. The company also announced that John E. Cody, former Executive Vice President and Chief Operating Officer of Broadcast Music, Inc., has been elected to the Board, effective immediately.

Ms. Shalala has reached retirement age for directors. Ms. Williams intends to devote more time to her personal and other professional interests. Both will serve as directors through the 2011 Annual Meeting but will not stand for re-election to the Board.

“Donna Shalala and Karen Williams have served our Board with distinction. We are grateful for their long-time dedication to Gannett and its shareholders,” said Craig A. Dubow, Gannett Chairman and Chief Executive Officer. “At the same time, we are pleased to welcome John Cody to our Board. John is well respected in the music broadcast industry, so we are delighted he chose to join Gannett’s Board after his successful career at BMI.”

Ms. Shalala, 70, joined the Gannett Board in 2001. She has served as President of the University of Miami since 2001. She was Secretary of the United States Department of Health and Human Services from 1993 to 2001.

Ms. Williams, 66, joined the Gannett Board in 1997. She is a retired partner in the Washington, D.C. law firm of Crowell and Moring LLP. She has served as the Presiding Director since 2004 and as chair of the Audit Committee since 1999.

Mr. Cody, 64, served as Executive Vice President and Chief Operating Officer of Broadcast Music, Inc. from November 2006 to November 2010. Previously, he served as BMI’s Senior Vice President and Chief Financial Officer from 1999 to 2006. Before joining BMI, he served as Vice President/Controller of the Hearst Book Group and Vice President/Finance and Chief Financial Officer for the U.S. headquarters of LM Ericsson. Mr. Cody has broad business, music broadcast and publishing industry experience and financial expertise from the various senior management roles he held with BMI, Hearst and Ericsson. He is also Chairman of the Tennessee Performing Arts Center.

In addition, the company announced that Duncan M. McFarland would become Presiding Director and Marjorie Magner would become Chair of the Audit Committee and a member of the Executive Committee, effective immediately.

Gannett Co., Inc. (NYSE: GCI) is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 82 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 600 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is one of the UK’s leading regional community news providers, with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of web sites.

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For media inquiries, contact:	For investor inquiries, contact:
Robin Pence	Jeffrey Heinz
Vice President of Corporate Communications	Director, Investor Relations
703-854-6049	703-854-6917
rpence@gannett.com	jheinz@gannett.com